Exhibit 99.1

Entercom Communications Corp.

Reports Record Third Quarter 2003 Results

Record Third Quarter Net Revenues, Station Operating Income and Free Cash Flow

(Bala Cynwyd, PA November 6, 2003) Entercom Communications Corp. (NYSE: ETM) today reported record financial results for the quarter ended September 30, 2003. Net income was $21.6 million, or $0.41 per diluted share, as compared to $15.4 million, or $0.31 per diluted share in the prior year, representing an increase of 32% in diluted earnings per share.

For the quarter:

•                                          Same Station Net Revenues increased 3% over the prior year to $107.8 million.

•                                          Same Station Operating Expenses were flat with the prior year.

•                                          Same Station Operating Income increased 6% to $46.6 million.

•                                          Free Cash Flow (“FCF”) grew by 14% to $34.2 million.

•                                          Earnings per Share increased by 32% to $0.41 per diluted share.

The Company’s Net Revenues, Station Operating Income and Free Cash Flow represent record highs for third quarter results.

David J. Field, President and Chief Executive Officer stated, “We are pleased to announce record-breaking results in the third quarter despite the challenging advertising environment.  Same station operating income, free cash flow and earnings per share improved by 6%, 14%, and 32%, respectively, as we continued to improve our operating performance.  While fourth quarter business conditions are disappointing, we are optimistic for 2004 and believe that the advertising market will be significantly healthier.  We have positioned ourselves for continued success through our substantial investments in our people, our brands, and our proprietary sales initiatives.”

Other Notes of Interest

The Company expects to close on the acquisition of two radio stations in Portland, Oregon (announced May 29, 2003) from Fisher Broadcasting in late November and continues to operate the stations under a Time Brokerage Agreement.

As of September 30, 2003, the Company had $25 million in cash and cash equivalents. The Company had outstanding $258 million of Senior Debt and $150 million of Senior Subordinated Notes due in 2014.

Weighted average shares outstanding for the third quarter were 51.4 million basic and 52.0 million diluted. Shares of the Company’s common stock are traded on the New York Stock Exchange under the symbol ETM.

Effective January 1, 2003 the Company changed its effective tax rate to 37.5% from 40.0% in the prior year as a result of the review of actual and expected federal and state tax expenses.

Fourth Quarter Guidance

For the fourth quarter of 2003, based on the current business outlook, the Company expects to report net revenues of $103.0 million to $105.5 million with station operating expenses of $59.5 million to $60.0 million.  The Company expects to pay a TBA fee of $0.3 million in the fourth quarter for the period prior to the expected closing on the Portland station acquisitions in the fourth quarter.  This guidance would result in reported earnings per diluted share of approximately $0.36 - $0.39.

This guidance equates to same station net revenue performance of approximately flat to down 2%.  For the quarter, net revenues will be affected by the absence of $3 million in political and non-traditional revenues (NTR) realized last year.  Were it not for these factors, revenue guidance would be up in the low single digits.

For purposes of same station comparisons, last year’s pro forma fourth quarter net revenues were $105.4 million and station operating expenses were $58.6. Prior year pro forma results, adjusted for acquisitions and dispositions of radio stations and significant contracts are available on the Company’s website.

Earnings Conference Call and Company Information

Entercom will hold a conference call regarding the quarterly earnings release on Thursday, November 6, 2003 at 11:00 AM Eastern Time.   The public may access the conference call by dialing 877-546-1570.  A replay of the conference call will be available through November 13, 2003 by dialing 888-566-0632.  A webcast of the conference call will be available beginning 48 hours after the call on the Company’s website for a period of one week.  Entercom’s website is located at www.entercom.com.

The Company is one of the nation’s five largest radio broadcasters, operating in Boston, Seattle, Denver, Portland, Sacramento, Kansas City, Milwaukee, Norfolk, New Orleans, Memphis, Buffalo, Greensboro, Rochester, Greenville/Spartanburg, Wilkes-Barre/Scranton, Wichita, Madison, Gainesville/Ocala and Longview/Kelso, WA.

Certain Definitions

With the adoption of Regulation G by the SEC, Station Operating Income replaces Broadcast Cash Flow as the metric used by management to assess the performance of our stations. Station Operating Income is calculated in the same manner as Broadcast Cash Flow.

It is important to note that Station Operating Income, Same Station Net Revenues, Same Station Operating Expenses, Same Station Operating Income and Free Cash Flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that these measures are useful as a way to evaluate the Company and the means for management to evaluate our radio stations’ performance and operations. Management believes that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company’s operating performance. You should not consider these non-GAAP measures in isolation or as substitutes for net income, operating income, or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. These non-GAAP measures are not necessarily comparable to similarly titled measures employed by other companies.

Station Operating Income consists of operating income before depreciation and amortization, time brokerage agreement fees, corporate general and administrative expenses and gain or loss on sale of assets.

Free Cash Flow consists of operating income (i) plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses) and (ii) less net interest expense (excluding amortization of deferred financing costs), gains (loss) on sale of assets, taxes paid (refunded) and capital expenditures.

Same station operating data is computed by comparing the performance of stations operated by the Company throughout the relevant period to the comparable performance in the prior year’s corresponding period. The Company includes in the same station operating data the effects of changes in status of significant contracts that: (i) relate to operations; (ii) have a significant effect on the net revenues and or station operating expenses of a particular market; and (iii) are accounted for as a separate business unit.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The unaudited pro forma information and same station operating data reflects adjustments and is presented for comparative purposes only and does not purport to be indicative of what has occurred or indicative of future operating results or financial position.  Accordingly, the Company’s actual performance may differ materially from those stated or implied herein.  The Company assumes no obligation to publicly update or revise any unaudited pro forma or forward-looking statements.

Contact:
Steve Fisher
Executive Vice President and Chief Financial Officer
610-660-5647

Entercom Third Quarter 2003
Earnings Release

ENTERCOM COMMUNICATIONS CORP.

CONDENSED CONSOLIDATED FINANCIAL DATA

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
CONDENSED STATEMENTS OF OPERATIONS
Net Revenues	$107,788	$106,719	$296,415	$289,367

Station Operating Expenses	61,171	61,829	172,299	170,651
Corporate General and Administrative Expenses, Including Non-Cash Compensation Expense of: (i)$127 and $131 for the Three Months Ended September 30, 2003 and 2002 and (ii) $338 and $1,047 for the Nine Months Ended September 30, 2003 and 2002.	3,642	3,437	10,905	10,704
Depreciation and Amortization	3,681	4,372	10,977	11,698
Time Brokerage Agreement Fees	467	1,317	1,169	6,682
Net (Gain) Loss on Sale of Assets	(9)	(1,136)	169	(1,147)
Operating Income	38,836	36,900	100,896	90,779

Other Expense (Income) Items:
Interest Expense, Including Amortization of Deferred Financing Costs of: (i) $244 and $318 for the Three Months Ended September 30, 2003 and 2002 and (ii) $809 and $887 for the Nine Months Ended September 30, 2003 and 2002.	5,010	6,449	15,605	19,093
Financing Cost of Convertible Preferred Securities	—	1,953	2,020	5,859
Interest Income	(45)	(595)	(434)	(1,706)
Loss on Extinguishment of Debt	—	—	3,795	—
Equity Loss from Unconsolidated Affiliate	—	1,547	—	3,352
Net (Gain) Loss on Derivative Instruments	(705)	1,827	(370)	2,269
Total Other Expense	4,260	11,181	20,616	28,867

Income Before Income Taxes and Accounting Change	34,576	25,719	80,280	61,912

Income Taxes	13,016	10,334	30,256	24,894

Income Before Accounting Change	21,560	15,385	50,024	37,018
Cumulative Effect of Accounting Change, Net of Taxes	—	—	—	(138,876)
Net Income (Loss)	$21,560	$15,385	$50,024	$(101,858)

Income Before Accounting Change Per Share - Basic	$0.42	$0.31	$0.98	$0.76
Net Income (Loss) Per Share - Basic	$0.42	$0.31	$0.98	$(2.09)

Income Before Accounting Change Per Share - Diluted	$0.41	$0.31	$0.97	$0.75
Net Income (Loss) Per Share - Diluted	$0.41	$0.31	$0.97	$(2.06)

Weighted Common Shares Outstanding - Basic	51,353	49,784	50,816	48,670
Weighted Common Shares Outstanding - Diluted	51,976	50,277	51,462	49,493

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Capital Expenditures	$3,564	$2,840	$11,992	$6,317
Income Taxes Paid	$195	$—	$205	$—

SELECTED BALANCE SHEET DATA

	September 30,
	2003	2002
Cash and Cash Equivalents	$25,076	$71,045
Working Capital	33,260	98,423
Total Assets	1,551,549	1,553,688
Senior Debt (including current portion)	258,266	300,938
7.625% Senior Subordinated Notes	150,000	150,000
Total Shareholders’ Equity	1,004,807	869,094

OTHER FINANCIAL DATA

	Three Months Ended September 30,
	2003	2002
Same Station Computations:
Net Revenues - Reconciliation of Same Station Net Revenues to GAAP:
Net Revenues as Reported	$107,788	$106,719
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	(1,701)
Same Station Net Revenues	$107,788	$105,018

Station Operating Expenses - Reconciliation of Same Station Operating Expenses to GAAP:
Station Operating Expenses as Reported	$61,171	$61,829
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	(771)
Same Station Operating Expenses	$61,171	$61,058

Reconciliation of Station Operating Income and Same Station Operating Income to GAAP (Operating Income):
Operating Income as Reported	$38,836	$36,900
Depreciation and Amortization	3,681	4,372
Corporate General and Administrative Expenses	3,642	3,437
Time Brokerage Agreement Fees	467	1,317
Net Gain on Sale of Assets	(9)	(1,136)
Station Operating Income	46,617	44,890
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	—	(930)
Same Station Operating Income	$46,617	$43,960

Reconciliation of Free Cash Flow to GAAP (Net Income):
Net Income as Reported	$21,560	$15,385
Depreciation and Amortization	3,681	4,372
Deferred Financing Costs Included in Interest Expense	244	318
Non-Cash Compensation Expense	127	131
Net Gain on Sale of Assets	(9)	(1,136)
Equity Loss from Unconsolidated Affiliate	—	1,547
Net (Gain) Loss on Derivative Instruments	(705)	1,827
Income Taxes	13,016	10,334
Capital Expenditures	(3,564)	(2,840)
Taxes (Paid) Refunded	(195)	14
Free Cash Flow	$34,155	$29,952

Calculation of Free Cash Flow from GAAP (Operating Income):
Operating Income as Reported	$38,836	$36,900
Depreciation and Amortization	3,681	4,372
Non-Cash Compensation Expense	127	131
Interest expense, net of interest income and deferred financing costs	(4,721)	(7,489)
Capital Expenditures	(3,564)	(2,840)
Net Gain on Sale of Assets	(9)	(1,136)
Taxes (Paid) Refunded	(195)	14
Free Cash Flow	$34,155	$29,952

Prior Year’s Data For Fourth Quarter	Three Months Ended December 31, 2002
Reconciliation of Prior Year’s Same Station Net Revenues to GAAP (Net Revenues):
Net Revenues as Reported	$101,922
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	3,452
Same Station Net Revenues	$105,374

Reconciliation of Prior Year’s Same Station Operating Expenses to GAAP (Station Operating Expenses):
Station Operating Expenses as Reported	$55,382
Net Acquisitions and Divestitures of Radio Stations and Significant Contracts	3,166
Same Station Operating Expenses	$58,548